Exhibit 10.1

* * * * * * * * * * * * * * * * * * * *

LEASE

111 East Wacker Drive

Chicago Illinois

* * * * * * * * * * * * * * * * * * * *

Between

Federal Home Loan Bank of Chicago

(Tenant)

and

SM Brell, L.P.

(Landlord)

TABLE OF CONTENTS

1.	LEASE AGREEMENT			2

2.	RENT			3
	A.	Types of Rent		3
		(i)	Base Rent	3
		(ii)	Phase I Rent Adjustments	3
		(iii)	Tax Share Rent	4
		(iv)	Additional Rent	4
		(v)	Rent	4
	B.	Payment of Operating Cost Share Rent and Tax Share Rent		5
		(i)	Payment of Estimated Operating Cost Share Rent and Tax Share Rent	5
		(ii)	Correction of Operating Cost Share Rent	5
		(iii)	Correction of Tax Share Rent	5
	C.	Definitions		5
		(i)	Taxes	5
		(ii)	Operating Costs	6
		(iii)	Calendar Year	9
	D.	Computation of Base Rent and Rent Adjustments		9
		(i)	Prorations	9
		(ii)	Default Interest	9
		(iii)	Rent Adjustments	9
		(iv)	Books and Records	9
		(v)	Miscellaneous	10

3.	PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES			10
	A.	Condition of Premises		10
	B.	Tenant’s Possession		10
	C.	Maintenance		10
	D.	Ownership of Improvements		10
	E.	Removal at Termination		10

4.	PROJECT SERVICES			11
	A.	Heating and Air Conditioning		11
	B.	Elevators		11
	C.	Electricity		11
	D.	Water		11
	E.	Janitorial Service		12
	F.	Telephone Service		12
	G.	Access; Security Service		12

i

	H.	Window Washing	12
	I.	Additional Services	12
	J.	Interruption of Services	12

5.	ALTERATIONS AND REPAIRS		13
	A.	Landlord’s Consent and Conditions	13
	B.	Electronic Systems	14
	C.	Damage to Systems	14
	D.	No Liens	14

6.	USE		14
	A.	Use of Premises	14
	B.	Use of Roof	15

7.	GOVERNMENTAL REQUIREMENTS AND BUILDING RULES		15

8.	WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE		16
	A.	Waiver of Claims	16
	B.	Indemnification	16
	C.	Insurance Coverage	16
	D.	Insurance Certificates	16

9.	FIRE AND OTHER CASUALTY		16
	A.	Termination	16
	B.	Restoration	17

10.	EMINENT DOMAIN		17

11.	RIGHTS RESERVED TO LANDLORD		17
	A.	Name	17
	B.	Signs	17
	C.	Window Treatments	17
	D.	Service Contracts	17
	E.	Keys	17
	F.	Access	18
	G.	Preparation for Reoccupancy	18
	H.	Heavy Articles	18
	I.	Show Premises	18
	J.	Restrict Access	18
	K.	Relocation of Tenant	18
	L.	Use of Lockbox	18
	M.	Repairs and Alterations	18
	N.	Landlord’s Agents	19
	O.	Building Services	19

	P.	Exclusive Uses	19
	Q.	Other Actions	19

12.	TENANT’S DEFAULT		19
	A.	Rent Default	19
	B.	Assignment/Sublease or Hazardous Substances Default	19
	C.	Other Performance Default	19
	D.	Credit Default	19

13.	LANDLORD REMEDIES		20
	A.	Termination of Lease or Possession	20
	B.	Lease Termination Damages	20
	C.	Possession Termination Damages	20
	D.	Landlord’s Remedies Cumulative	20
	E.	WAIVER OF TRIAL BY JURY	20
	F.	Litigation Costs	20
	G.	Assumption or Rejection in Bankruptcy	21

14.	SURRENDER		21

15.	HOLDOVER		21

16.	SUBORDINATION TO GROUND LEASES AND MORTGAGES		21
	A.	Subordination	21
	B.	Termination of Ground Lease or Foreclosure of Mortgage	21
	C.	Notice and Right to Cure	22
	D.	Definitions	22

17.	ASSIGNMENT AND SUBLEASE		22
	A.	Consent Required	22
	B.	Procedure	23
	C.	Change of Management or Ownership	23
	D.	Excess Payments	23
	E.	Landlord’s Right to Terminate	23

18.	CONVEYANCE BY LANDLORD		23

19.	ESTOPPEL CERTIFICATE		24

20.	Intentionally Deleted		24

21.	FORCE MAJEURE		24

22.	Intentionally Deleted		24

23.	NOTICES		24
	A.	Landlord	24
	B.	Tenant	24

24.	QUIET POSSESSION		25

25.	REAL ESTATE BROKER		25

26.	MISCELLANEOUS		25
	A.	Successors and Assigns	25
	B.	Date Payments are Due	25
	C.	Meaning of “Landlord”, “Re-Entry”, “including” and “Affiliate”	25
	D.	Time of the Essence	25
	E.	No Option	25
	F.	Severability	25
	G.	Governing Law	25
	H.	No Oral Modification	25
	I.	Landlord’s Right to Cure	26
	J.	Captions	26
	K.	Authority	26
	L.	Landlord’s Enforcement of Remedies	26
	M.	Entire Agreement	26
	N.	Landlord’s Title	26
	O.	Light and Air Rights	26
	P.	Consents	26
	Q.	Singular and Plural	26
	R.	No Recording by Tenant	26
	S.	Exclusivity	26
	T.	No Construction Against Drafting Party	26
	U.	Survival	27
	V.	Rent Not Based on Income	27
	W.	Building Manager and Service Providers	27
	X.	Interest on Late Payments	27
	Y.	Representations	27

27.	UNRELATED BUSINESS INCOME		27

28.	HAZARDOUS SUBSTANCES		27

29	EXCULPATION		28

30.	AMERICANS WITH DISABILITIES ACT		28

31.	TERMINATION OPTION	28

32.	ARBITRATION	28

33.	EXTENSION OPTION	29

34.	OPTIONS TO EXPAND	31

35.	STAIRWELL ACCESS	33

36.	INTERNAL STAIRWAY	33

37.	PARKING	33

38.	GENERATOR	33

39.	BUILDING DIRECTORY	33

APPENDIX A - PLAN OF THE PREMISES

APPENDIX B - RULES AND REGULATIONS

APPENDIX C - TENANT IMPROVEMENT AGREEMENT

APPENDIX D - MORTGAGES CURRENTLY AFFECTING THE PROJECT

APPENDIX E - JANITORIAL SERVICES

v

LEASE

111 EAST WACKER DRIVE

CHICAGO, ILLINOIS

THIS LEASE (the “Lease”) is made as of December 30th, 1997 between SM Brell, L.P., a California limited partnership (the “Landlord”), the owner in fee of the Project (as hereinafter defined), and the Tenant as named in the Schedule below. The term “Project” means the building (the “Building”) located at 111 East Wacker Drive and the land (the “Land”) underlying the Building. “Premises” means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A.

The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.	Tenant: Federal Home Loan Bank of Chicago, a corporation organized and existing under the laws of the United States of America.

2.	Premises: All of the 7th and 8th floors, and a portion of the 4th floor, of the Building all as shown on Appendix A.

3.	Rentable Square Feet of the Premises: 77,165 during Phase I (defined below) and 81,000 during Phase II (defined below). Landlord and Tenant acknowledge that difference in the size of the Premises during Phase I and Phase II is due to a change in the measurement of rentable area and not due to a change in the dimensions of the Premises.

4.	Tenant’s Proportionate Share: 8.412% during Phase I, and 8.293% during Phase II based upon a total Building square footage of 917,312 during Phase I and 976,726 during Phase II. Landlord and Tenant acknowledge that the difference in the size of the Building during Phase I and Phase II is due to a change in the measurement of rentable area and not due to a change in the dimensions of the Building.

5.	Rent Abatement: None.

6.	Security Deposit: None.

7.	Tenant’s address for notices: The Premises.

8.	Tenant’s Real Estate Broker for this Lease: Julien J. Studley, Inc.

9.	Tenant Improvements: See the Tenant Improvement Agreement attached hereto as Appendix C.

10.	Commencement Date: January 1, 1998.

11.	Termination Date/Term: July 31, 2011, thirteen (13) years and seven (7) months, after the Commencement Date.

12.	Base Rent:

A.	For the period of January 1, 1998 through July 31, 2001 (“Phase I”) annual Base Rent shall be $1,637,241.50, subject to adjustment based on increases in the CPI as hereinafter described.

B.	For the period August 1, 2001 through the end of the term (“Phase II”):

Period	Annual Base Rent	Monthly Base Rent
August 1, 2001 through July 31, 2002	$972,000 ($12.00 per rentable square foot)	$81,000.00
August 1, 2002 through July 31, 2003	$1,012,500 ($12.50 per rentable square foot)	$84,375.00
August 1, 2003 through July 31, 2004	$1,053,000 ($13.00 per rentable square foot)	$87,750.00
August 1, 2004 through July 31, 2005	$1,093,500 ($13.50 per rentable square foot)	$91,125.00
August 1, 2005 through July 31, 2006	$1,134,000 ($14.00 per rentable square foot)	$94,500.00
August 1, 2006 through July 31, 2007	$1,336,500 ($16.50 per rentable square foot)	$111,375.00
August 1, 2007 through July 31, 2008	$1,377,000 ($17.00 per rentable square foot)	$114,750.00
August 1, 2008 through July 31, 2009	$1,417,500 ($17.50 per rentable square foot)	$118,125.00
August 1, 2009 through July 31, 2010	$1,458,000 ($18.00 per rentable square foot)	$121,500.00
August 1, 2010 through the end of the Term	$1,498,500 ($18.50 per rentable square foot)	$124,875.00

13.	Guarantor: None.

1.  LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease. Prior to the execution of this Lease Tenant leased from Landlord pursuant to a lease dated February 12, 1970, as amended (the “Previous Lease), the Premises as well as approximately 17,191 rentable square feet of space on the 4th floor of the Building (the “Fiserv Space”) which is subject to a sublease (“the Fiserv Sublease”) between Tenant and Fiserv, Inc. It is the intention of Landlord and Tenant that (a) the Previous Lease continue in full force and effect with respect to the Fiserv Space alone until the expiration of the Fiserv Sublease on July 31, 2001, at which time the term of the Previous Lease shall expire, and (b) this Lease be entered into with respect to the Premises in order to (i) replicate the economic terms of the Previous Lease as they relate to the Premises during Phase I, and (ii) document the complete agreement of Landlord and Tenant concerning the terms of Tenant’s lease of the Premises during Phases I and II of this Lease, rather than further amending the Previous Lease.

2. RENT.

A. Types of Rent. Tenant shall pay the following Rent in the form of a check or by electronic transfer to Landlord’s building manager at the office of the Building, or in such other manner as Landlord may notify Tenant:

(i) Base Rent. Base Rent shall be paid in monthly installments in advance on or before the first day of each month in the amount set forth in the Schedule, subject to adjustment as hereinafter described.

(ii) Phase I Rent Adjustments. Landlord and Tenant acknowledge and agree that it is their intention that during Phase I the Operating Cost Share Rent (defined below), Tax Share Rent (defined below) and Base Rent payable hereunder be calculated in the same manner as Base Rent and Rent Adjustment were calculated pursuant to the Previous Lease and the following is intended to reflect such method of calculation:

(1) During Phase I if the Consumer Price Index (as defined below) for any calendar year is greater than the Base Year Consumer Price Index (107.3), 25% of the Base Rent due for such calendar year shall be increased by multiplying such Base Rent by the percentage of increase by which the Consumer Price Index in such calendar year exceeds 107.3. Consumer Price Index (“CPI”) means the U.S. City Averages for all Urban Consumers of the United States Bureau of Labor Statistics (all items figure 1982-84 = 100). If the Bureau of Labor Statistics substantially revises the manner in which the CPI is determined, an adjustment shall be made in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained if the CPI had not been so revised. If the 1982-84 average shall no longer be used as an index of 100, such change shall constitute a substantial revision. If the CPI becomes unavailable to the public because publication is discontinued, or otherwise, Landlord shall substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index is available, then a comparable index published by a major bank, or other financial institution, university or recognized financial publication.

(2) During Phase I the Operating Cost Share Rent and Tax Share Rent with respect to all of the Premises with the exception of 5,993 rentable square feet of space on the 7th floor of the Building which was added to the Premises by the Sixth Amendment to the Previous Lease (hereinafter, the “1985 Space”), shall equal Tenant’s Proportionate Share of the amount by which Operating Costs (defined below) and Taxes (defined below) for each calendar year exceed $8,164,077 and the Operating Cost Share Rent and Tax Share Rent with respect to the 1985 Space shall equal Tenant’s Proportionate Share of the amount by which Operating Costs and Taxes with respect to the 1985 Space for such calendar year exceed $8,356,712.00 (such amounts being referred to hereinafter as the “Base Amounts”). For purposes of the foregoing provision only, Tenant’s Proportionate Share with respect to the 1985 Space shall be .6533% and Tenant’s Proportionate Share with respect to the remainder of the Premises shall be 7.759%.

(3) During Phase II Operating Cost Share Rent shall be in an amount equal to the sum of Tenant’s Proportionate Share of Controllable Operating Cost Share Rent (defined below) and

Non-Controllable Operating Cost Share Rent (defined below) for the applicable calendar year, paid monthly in advance in an estimated amount. Definitions of Controllable Operating Cost Share Rent, Non-Controllable Operating Cost Share Rent and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth below in this Section.

Controllable Operating Cost Share Rent (defined below) applicable to calendar year 2002 and each calendar year thereafter shall be subject to a cumulative cap based on the Cap Amount (defined below). Thus, Controllable Operating Cost Share Rent for the year 2003 shall be an amount equal to the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs during such year, or (ii) 108% of Tenant’s Proportionate Share of Controllable Operating Costs for the prior year (such amount described in this clause (ii) is herein referred to as the “Cap Amount”). For each calendar year thereafter. Controllable Operating Cost Share Rent shall be equal to the lesser of: (a) Tenant’s Proportionate Share of Controllable Operating Costs of the applicable calendar year; or (b) 108% of the Tenant’s Controllable Operating Cost Share Rent for the immediately preceding calendar year (which becomes the new Cap Amount).

Assume, for example, that Controllable Operating Cost Share Rent for the first calendar year of Phase II was $100.00. In the second calendar year, Controllable Operating Cost Share Rent shall be an amount equal to the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs of the second calendar year, or (ii) $108.00 (108% of $100.00), (which amount becomes the Cap Amount). In the third calendar year, Controllable Operating Cost Share Rent shall be an amount equal to the lesser of (i) Tenant’s Proportionate Share of Controllable Operating Costs of the third calendar year, or (ii) 108% of Tenant’s Controllable Operating Cost Share Rent for the prior year, (which amount becomes the new Cap Amount).

“Controllable Operating Costs” shall mean only Building management office expenses, Building administrative expenses, Building management fees and professional service fees. All other costs shall be deemed “Non-Controllable Operating Costs”. There shall be no cap on Non-Controllable Operating Costs for purposes of this Section 2.A.(ii)(3). “Non-Controllable Operating Cost Share Rent” shall be an amount equal to Tenant’s Proportionate share of Non-Controllable Operating Costs.

(iii) Tax Share Rent. During Phase II Tax Share Rent shall be in an amount equal to the Tenant’s Proportionate Share of the Taxes for the applicable calendar year, paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth below in this Section.

(iv) Additional Rent. Additional Rent shall be in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

(v) Rent. As used in this Lease, Rent means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind except as to abatements specifically set forth in this Lease.

B. Payment of Operating Cost Share Rent and Tax Share Rent.

(i) Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Landlord shall estimate the Operating Costs and Taxes of the Project each year which falls totally or partially within the Term, after the beginning of the year. Landlord may revise these estimates whenever it obtains more accurate information (but no more frequently than twice during each calendar year), such as the final real estate tax assessment or tax rate for the Project.

Within fifteen (15) days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable calendar year which falls totally or partially within the Term to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable. Notwithstanding the foregoing to the contrary, during Phase I such estimate payments shall be determined based on the amount by which the estimated Operating Costs and Taxes exceed the applicable Base Amount.

(ii) Correction of Operating Cost Share Rent. Within one hundred eighty (180) days after the end of each calendar year which falls totally or partially within the Term, Landlord shall deliver to Tenant a report for such year (the “Operating Cost Report”) setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid previously exceeds the amount due, Landlord shall apply the excess to Tenant’s next monthly payment of Operating Cost Share Rent, refunding any overage directly to Tenant.

(iii) Correction of Tax Share Rent. Within one hundred eighty (180) days after the end of each calendar year which falls totally or partially within the Term, Landlord shall deliver to Tenant a report for such calendar year (the “Tax Report”) setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Tenant, and (c) the amount of Tax Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount previously paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply any the excess as a credit against Tenant’s next monthly payment of Tax Share Rent, refunding any overage directly to Tenant.

C. Definitions.

(i) Taxes. “ Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied by any governmental entity, which Landlord shall pay or become obligated to pay during the Term in connection with the ownership, leasing, renting, management, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax). Taxes shall also include all legal fees and other costs and expenses paid by Landlord in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Landlord agrees to diligently monitor the amount of Taxes and use reasonable commercial efforts to keep the Taxes as low as possible.

For any year which falls totally or partially within the Term, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued. assessed, or otherwise imposed for such year and due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year which falls totally or partially within the Term in which the adjustment is made. All taxes or assessments payable in installments shall be paid over the longest allowable period.

Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

(ii) Operating Costs. “ Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the ownership, leasing, management, maintenance, operation and repair of any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall not include:

(1)	the cost of capital improvements (determined in accordance with generally accepting accounting principles (“GAAP”)), except those made for the principal purpose of reducing Operating Costs and those made to keep the Project in compliance with governmental requirements first applicable to the Building after February 12, 1970, amortized by Landlord over the useful life thereof utilized for federal income tax purposes, together with interest on the unamortized cost at the per annum rate equal to the interest rate charged to Landlord on funds used to pay for such improvements or if Landlord did not borrow such funds, the per annum rate of interest equal to the “Corporate Base Rate” as defined in Section 2D(ii);

(2)	any tenant work, painting or decorating performed or alteration of space leased to Tenant or other tenants or occupants of the Building whether such work or alteration is performed for the initial occupancy by such tenant or occupant or thereafter;

(3)	any cash or other consideration paid by Landlord on account of, with respect to or in lieu of the tenant work or alterations described in Clause 2 above;

(4)	ground rent;

(5)	depreciation of the Building and amortization (except as provided above);

(6)	repairs necessitated by the negligence of Landlord, required to cure violations of laws in effect on February 12, 1970 and any penalties or interest incurred or accumulated for any such violations which are not caused by the acts or omissions of Tenant, its employees or agents;

(7)	costs of enforcement of leases;

(8)	interest on indebtedness or any costs of financing or refinancing the Building, building equipment, or building improvements, replacements, or repairs;

(9)	management fees in excess of the greater of (a) three percent (3%) of gross rental collections or (b) the then-current acceptable management fee for office buildings in Chicago for the then class and character of the Building;

(10)	compensation paid to officers or executives of the Landlord above the rank of general manager of the Project;

(11)	leasing commissions and advertising and promotional expenses;

(12)	legal fees or other professional fees incurred in connection with the preparation and enforcement of leases for space in the Building;

(13)	taxes other than Taxes;

(14)	the cost of repairs incurred by reason of fire or other casualty or condemnation to the extent that either (a) Landlord is compensated therefor through proceeds of insurance or condemnation awards; (b) Landlord failed to obtain insurance against such fire or casualty, if insurance was available at a commercially reasonable rate, against a risk of such nature at the time of same; or (c) Landlord is not fully compensated therefor due to the coinsurance provisions of its insurance policies on account of Landlord’s failure to obtain a sufficient amount of coverage against such risk;

(15)	overtime HVAC costs or electricity costs if charged separately to Building tenants;

(16)	the cost of performing additional services or installation to or for tenants to the extent that such service exceeds that provided by Landlord to Tenant without charge hereunder;

(17)	“takeover expenses” (i.e., expenses incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space in the Building);

(18)	any amounts payable by Landlord by way of indemnity or for damages or which constitute a fine, interest, or penalty, including interest or penalties for any late payments of operating costs, unless such fine, penalty or late payment is caused by the acts or omissions of Tenant, its employees or agents;

(19)	any cost representing an amount paid for services or materials to a person, firm, or entity related to or affiliated with Landlord to the extent such amount exceeds the amount that would be paid if such relationship or affiliation did not exist;

(20)	expenses attributable to the parking garage;

(21)	if any Taxes paid by Landlord and previously including in Operating Costs are refunded, Landlord shall promptly pay Tenant an amount equal to the amount of such refund (less the reasonable expenses incurred by Landlord in obtaining such refund) multiplied by Tenant’s Proportionate Share in effect for the period to which such refund relates. In the event the operator of the garage in the Building or any third party who is not a tenant of the Building pays any amount to Landlord comprising an item of Operating Costs, then such amount shall be deducted from Operating Costs, if such amount was included in Operating Costs;

(22)	the cost of correcting defects in the construction of the Building;

(23)	the cost of common area compliance with the Americans with Disabilities Act as provided in Section 30 of this Lease;

(24)	the cost associated with converting the common Building systems away from the use of CFC’s;

(25)	any improvement installed or work performed or any other cost or expense incurred by the Landlord in order to comply with the requirements for the obtaining of or renewal of a certificate of occupancy for the Building or any space therein; and

(26)	the cost of overtime or other expense to Landlord incurred in curing its defaults hereunder.

If the Project is not fully leased during any portion of any calendar year which falls totally or partially within the Term, Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been fully leased. For example, assume (i) the Building has ten floors; (ii) the Tenant occupies one floor and Tenant’s Proportionate Share is ten percent (10%); (iii) the other nine floors are vacant; (iv) the cost of providing a particular service for Tenant’s floor is $1,000. If Tenant paid Tenant’s Proportionate Share of that cost, Tenant would pay $100. Instead, Landlord shall estimate the cost of such service for the Building if it were one hundred percent (100%) leased. Landlord would take into account any economies of scale; for example, the cost for the entire Building might be $9,000. The Landlord’s estimate ($9,000) minus the actual cost incurred by the Landlord ($1,000) equals the Equitable Adjustment ($8,000). The Equitable Adjustment is added to the actual cost and Tenant pays Tenant’s Proportionate Share of the total; in this example, Tenant would pay $9,000 times 10% or $900. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as leasing of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

If Landlord does not furnish any particular service whose cost would have constituted an Operating Cost to another tenant who has undertaken to perform such service itself, Operating Costs shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant.

“Lease Year” means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(iii) Calendar Year. “Calendar year” means any calendar year within the Term, except that the first calendar year and the last calendar year of the Term may be a partial calendar year.

D. Computation of Base Rent and Rent Adjustments.

(i) Prorations. Operating Cost Share Rent and Tax Share Rent shall be prorated for the last partial calendar year of Phase I and the first and last partial calendar years of Phase II.

(ii) Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the annual rate equal to three percent (3%) plus the “Corporate Base Rate” at the time of such nonpayment. “Corporate Base Rate” means the rate of interest most recently announced by the First National Bank of Chicago, or its successor (the “First”) as its corporate base rate. If the First ceases to use the term corporate base rate, then the Corporate Base Rate shall be the rate used by the First as a base rate of interest for commercial loans, however this rate is designated by the First. A certificate by an officer of the First stating the corporate base rate (or such designated rate) in effect shall be conclusive evidence thereof.

(iii) Rent Adjustments. If the number of rentable square feet in either the Premises or the Building shall be changed, Tenant’s Proportionate Share shall be appropriately recalculated as of the date of the change. In no event shall Tenant’s Proportionate Share be increased as a result of a reduction in the rentable square footage of the Building. If any Operating Cost paid in one calendar year which falls totally or partially within the Term relates to more than one calendar year which falls totally or partially within the Term, Landlord shall proportionately allocate such Operating Cost among the related calendar years.

(iv) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant, and its agents and representatives (including an outside auditing firm retained by Tenant (“Outside Auditor”)), may inspect Landlord’s records at Landlord’s office upon one day’s prior notice during normal business hours during the one hundred twenty (120) days following delivery of either the Operating Cost Report or the Tax Report. Tenant and any agent, representative and Outside Auditor must agree, in their contract for such services, that the results of any such inspection shall be kept entirely confidential and shall specifically not be made available to any other tenant of the Building. Landlord acknowledges that notwithstanding the foregoing to the contrary, Tenant shall be permitted to disclose such information to the extent reasonably required in connection with the assertion of Tenant’s rights hereunder or to the extent Tenant is legally obligated to disclose such information. Unless Tenant sends to Landlord any written exception to either such report within said one hundred twenty (120) day period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause an independent certified public accountant acceptable to Landlord and Tenant to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs or Taxes was in error by more than three percent (3%). In the event the audit discloses an error, such error shall be corrected by payment to Landlord by Tenant if Tenant has underpaid or to Tenant by Landlord if Tenant has overpaid within thirty (30) days following issuance of the accountant’s resolution.

(v) Miscellaneous. So long as Tenant is not in Default of any material obligation under this Lease, Tenant shall be entitled to the refund of all amounts from Landlord. If this Lease is terminated for any reason prior to the annual determination of operating Cost Share Rent or Tax Share Rent with respect to Phase II, either party shall pay the full amount due to the other within thirty (30) days after Landlord’ notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

3. PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A. Condition of Premises. Except to the extent of the Tenant Improvements item in the Schedule and as otherwise specifically provided in this Lease, Landlord is leasing the Premises to Tenant “as is” without any representations or warranties, including any express or implied warranties or merchantability, fitness or habitability, and without any obligation to alter, remodel, improve, repair, decorate or clean any part of the Premises. Notwithstanding anything to the contrary contained herein. Tenant shall not be responsible for structural repairs, structural defects or latent defects.

B. Tenant’s Possession. Tenant’s continuing in possession of the Premises shall be conclusive evidence that such portion remains in good order, repair and condition.

C. Maintenance. Throughout the Term, Tenant shall maintain the Premises in their condition as of the Commencement Date, loss or damage caused by the elements, ordinary wear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant’s right to possession, Tenant shall return the Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform either obligation Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the reasonable cost thereof.

D. Ownership of Improvements. All Lease Term Work as defined in Section 5, partitions, hardware, and all fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant shall become Landlord’s property upon termination of this Lease if not removed by Tenant without compensation to Tenant unless Landlord consents otherwise in writing.

E. Removal at Termination. Tenant shall remove its trade fixtures, furniture, moveable equipment and other personal property from the Premises upon the natural termination of this Lease, or at the time of the termination of Tenant’s right of possession. If Tenant does not, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of any part thereof in any manner without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any reasonable expenses incurred for disposition.

4. PROJECT SERVICES.

Landlord shall furnish the following services during the Term in a manner consistent with the standards of quality typically maintained by other first class office buildings in downtown Chicago:

A. Heating and Air Conditioning. During the normal business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord’s judgment, for normal business operations, except to the extent Tenant installs equipment which adversely affects the temperature maintained by the air conditioning system. If Tenant installs such equipment, following notice to Tenant Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the reasonable cost of installation, operation and maintenance thereof.

Landlord shall furnish heating and air conditioning after business hours if Tenant provides Landlord at least twenty-four (24) hours’ notice, and pays Landlord all then-current charges for such additional heating or air conditioning.

B. Elevators. Landlord shall provide normal passenger elevator service to Tenant in common with Landlord and other parties, daily from 8:00 a.m. to 8:00 p.m. (Saturdays from 8:00 a.m. to 1:00 p.m.), Sundays and holidays excepted. At all other times, Landlord shall provide limited passenger elevator service, but shall provide normal passenger elevator service only at Landlord’s sole option. Landlord shall provide freight elevator service to Tenant in common with Landlord and other parties daily from 8:00 a.m. to 5:00 p.m., Saturdays, Sundays and holidays excepted.

C. Electricity. Landlord shall pay for the electricity required for (i) the operation of the heating and air conditioning systems in the Premises during the hours specified in Paragraph 4.A. above, and (ii) illumination of the exit lights, emergency lights, stairwell lights and night lights in or about the Premises and shall include such payment in Operating Costs. All other electricity used in the Premises shall be supplied by the electricity company through a separate meter and paid for by Tenant. Tenant shall pay for the installation of any submeter required on any floor of its Premises. Any decrease or discontinuance of electric service shall not affect the parties’ rights and obligations under this Lease, except as specifically provided herein. Tenant shall not use electricity at a rate which causes the use by all tenants to exceed the capacity of the Building or the risers or wiring to the Premises. Landlord shall maintain the light fixtures and install lamps, bulbs, ballasts and starters in the Premises. Tenant shall provide to Landlord all lamps bulbs, ballasts and starters at its expense, and Landlord shall install the same and maintain the light fixtures and Tenant shall pay to Landlord, Landlord’s actual labor cost incurred for such maintenance and for installation, plus an additional charge not to exceed 10% of such labor cost.

Tenant shall pay for all electricity required for janitorial service, for alterations and repairs to the Premises, and for the operation of any supplementary air conditioning or ventilating system required for its equipment.

D. Water. Landlord shall furnish domestic water in common with other tenants for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord, or by Tenant in the Premises with Landlord’s written consent, and hot water in common with other tenants for lavatory purposes from the regular Building supply. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted.

E. Janitorial Service. Landlord shall furnish janitorial service as set forth on Appendix E, Saturdays, Sundays and holidays excepted. Tenant may obtain supplementary janitorial service only at its sole cost and responsibility. Landlord hereby consents to Tenant’s usage of a contractor to be retained by Tenant to provide supplemental janitorial services, provided that disharmony of trades at the Building will not result and such service will be provided on a periodic basis as a supplement to and not a replacement of the janitorial and cleaning services provided by Landlord pursuant to this Lease.

F. Telephone Service. Tenant shall arrange for telephone service in the Premises directly with the telephone company. Tenant shall pay the cost of all telephone company charges for installation and service.

G. Access; Security Service. Landlord shall provide access to the Premises and Building 24 hours a day, seven days a week. Landlord shall provide 24 hour a day security service for the Building consistent with that of comparable, institutionally owned office buildings in the vicinity, with no warranty or liability respecting the effectiveness of the service. Landlord shall use reasonable efforts to cause the operation of the Building parking garage to provide access to the Building parking garage 24 hours a day.

H. Window Washing. The exterior of all windows in the Premises shall be washed four (4) times during each calendar year and the interior of such windows shall be washed two (2) times during each calendar year.

I. Additional Services. Landlord may provide extra or additional services as are reasonably possible for Landlord to provide, and as Tenant may request from time to time, within a reasonable period after Tenant requests such extra or additional services. Tenant shall pay Landlord an amount equal to one hundred ten percent (110%) of Landlord’s actual out-of-pocket cost incurred in providing such additional services, such amount to be considered Additional Rent hereunder. All charges for such extra or additional services shall be due and payable at the same time as the installment of Base Rent with which they are billed, or if billed separately, shall be due and payable within thirty (30) days after such billing. Any such billings for extra or additional services shall include an itemization of the extra or additional services rendered, and the charge for each such service.

J. Interruption of Services. Except as provided below, no interruption of services caused by repairs, replacements, or alterations to the service system, or by any other cause beyond the reasonable control of Landlord, shall be deemed an eviction or disturbance of Tenant’s possession of any part of the Premises, or render Landlord liable to Tenant for damages, or otherwise affect the rights and obligations of Landlord and Tenant under this Lease. Notwithstanding anything in this Lease to the contrary, if (a) there is any interruption of an essential service which renders the Premises in a condition which materially and adversely affects Tenant’s ability to conduct its business in all or any portion of the Premises and on account thereof, Tenant ceases performing business from the Premises or a portion thereof, (b) Tenant gives Landlord notice of such condition and (c) such interruption continues for a period of five (5) consecutive business days after such notice (an interruption which satisfies all of the conditions of this sentence is referred to herein as an “Interruption”), then Tenants sole and exclusive remedy shall be that Tenant’s obligation to pay Rent hereunder shall be reduced proportionately based on the portion of the Premises which cannot be occupied for purposes of performing business therefrom for the period commencing upon the expiration of said five (5) business-day period and continuing until the Premises are rendered in a condition so that Tenant can again perform its business therefrom. Notwithstanding the foregoing to the contrary, in the event that any interruption is caused by Force Majeure (as defined in Section 21) such rent abatement shall be available only to the extent that Landlord is compensated for the amount of Rent so abated by Landlord’s rental interruption insurance. Tenant may terminate this Lease by providing written notice to Landlord if an Interruption continues for longer than 150 days in which event this Lease shall terminate on the later of (i) five (5) business days after the date of Tenant’s notice, or (ii) the expiration of the 150-day period, and neither party shall have any further rights or obligations under this Lease except any rights or obligations which by their terms survive the termination of this Lease.

5. ALTERATIONS AND REPAIRS.

A. Landlord’s Consent and Conditions. Tenant shall not make any improvements or alterations in or additions, changes or installations to the Premises other than those made in accordance with the Tenant Improvement Agreement attached as Appendix C (collectively, “Alterations”) which (i) adversely impact, in Landlord’s sole opinion, the base structural components or the heating, air conditioning, ventilation, electrical, plumbing or mechanical systems (collectively, the “Systems”) of the Building, or (ii) impact any other tenant’s premises (collectively, the “Systems/Structure Work”), without submitting plans and specifications therefor to Landlord, and obtaining Landlord’s prior written consent thereto (which consent may be withheld in Landlord’s sole discretion). Tenant shall not make any Alterations to the Premises which are not deemed Systems/Structure Work pursuant to this Section 5.A., without submitting plans and specifications therefor to Landlord, and obtaining Landlord’s prior written consent thereto (which consent shall not be unreasonably withheld), if (a) the cost thereof is in excess of $25,000,000, or (b) such Alterations are visible from outside the Premises, or (c) such Alterations impact the Systems but are not deemed Systems/Structure Work by Landlord in its sole opinion (collectively, the “Consent Work”). Tenant shall be allowed to make any Alterations to the Premises which are not deemed Systems/Structure Work or Consent Work pursuant to this Section 5.A. without Landlord’s consent (collectively, the “Non-Consent Work”). For purposes of this Lease, Systems/Structure Work, Consent Work and Non-Consent Work are sometimes collectively referred to herein as the “Lease Term Work.” Tenant shall pay Landlord’s reasonable out of pocket expenses for review of the plans and all other items submitted by Tenant. Landlord may impose any reasonable conditions it chooses on any such consent it is entitled to give. Tenant shall pay for the cost of all Lease Term Work. All Lease Term Work shall become the property of Landlord upon termination, except for Tenant’s trade fixtures which Tenant shall remove at Tenant’s cost at the termination of the Lease. The following requirements shall apply to all Lease Term Work:

(i) Prior to commencement, Tenant shall furnish to Landlord building permits and certificates of insurance satisfactory to Landlord.

(ii) Tenant shall perform all Lease Term Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(iii) The Lease Term Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable laws, ordinances and regulations.

(iv) Tenant shall permit Landlord to monitor all Lease Term Work. Landlord may charge a fee not to exceed its actual reasonable out-of-pocket expenses, without mark-up, if Tenant’s employees or contractors perform the Lease Term Work.

(v) Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials.

B. Electronic Systems. If Tenant notifies Landlord that Tenant requires additional electrical or cable capacity for telegraph, telephone, burglar alarm, computer, or signal service, Landlord shall direct how the installation shall be done. Tenant shall make no installation of additional electrical or cable capacity except in accordance with Landlord’s direction. At Landlord’s election, Landlord may make such installation itself. Tenant shall pay for the entire cost of both the installation and the service.

C. Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or other governmental authority. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant’s fixtures and personal property, in good order, condition and repair; to the extent Tenant fails to do so, following notice to Tenant, Landlord may make such repairs itself. The reasonable cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable on demand by Tenant.

D. No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within thirty (30) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such thirty (30) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as reasonable attorneys’ fees and other expenses incurred by Landlord, shall become Additional Rent payable on demand by Tenant.

6. USE.

A. Use of Premises. Tenant shall use the Premises only for general office purposes. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any flammable or explosive liquids or materials to be kept on the Premises other than in normal quantities used for cleaning or operating of equipment. Tenant shall not allow any use of the Premises which would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises. Tenant shall not place vending or dispensing machines of any kind in the Premises, except for those intended for use by Tenant’s employees and guests.

B. Use of Roof. Subject to the rights of other users existing as of the date of execution hereof so long as space is then available, Tenant may at any time during the Term of this Lease, at its sole cost and expense but without further charge by Landlord (and subject to the prior approval of Landlord, which will not be unreasonably withheld), locate, install and maintain on and in, as applicable, (and be responsible for all repairs and damage necessitated or caused to) the roof of the Building, a receiving/sending communications dish antenna and in conjunction therewith, utilize reasonable Building shaft space for coaxial cable in order to connect the Premises with such antenna (collectively, the “Equipment”). The location, size, installation and maintenance of the Equipment shall (i) conform to all applicable zoning and other applicable governmental guidelines, laws, codes, rules, regulations and ordinances in effect from time to time as well as all architectural standards and insurance requirements established by Landlord from time to time; (ii) be subject to and completed in accordance with the terms and conditions of Article 5 hereof; (iii) be located on that part of the roof of the Building as Landlord may from time to time designate away from the perimeter of the roof so as not to be visible from street level (except that Landlord may after the initial installation of such antenna from time to time cause Tenant to relocate such antenna to another portion of the roof, at Landlord’s sole cost and expense so long as such relocation does not unreasonably interfere with Tenant’s use of such antenna or unreasonably result in the diminished capacity, quality of service or use of such antenna); and (iv) not interfere with use of any other communications equipment installed on the roof of the Building prior to the time Tenant seeks permission from Landlord to install its Equipment (which permission shall not be requested by Tenant later than sixty (60) days prior to the date of the proposed installation). Landlord shall not be liable to Tenant for any interference with Tenant’s operation of the Equipment caused by Landlord’s repair, maintenance or replacement of the roof or the Building, unless such repair, maintenance or replacement is performed in a negligent manner, and Landlord shall be entitled to suspend operation of the Equipment temporarily if such temporarily suspended operation is reasonably necessary for the performance of such repair, maintenance or replacement activities by Landlord. Tenant acknowledges that it is aware of Landlord’s intention as of the date of this Lease to replace the roof during calendar year 1998 and the potential suspension of the operation of the Equipment at such time. Upon termination of this Lease by expiration of time or otherwise, Tenant, at its sole cost and expense, shall remove the Equipment from the Building and shall restore any areas of the Building affected by the Equipment or its removal to the condition existing prior to the installation of the Equipment, ordinary wear and tear excepted. Notwithstanding anything contained herein to the contrary, Tenant shall not remove, and shall not be reimbursed for the cost of any Equipment which was affixed to, imbedded in or attached in or to the Building, including, but not limited to, cables and other wiring which cannot be removed without damage to the Building, unless Landlord determines in its reasonable judgment that the Building can be repaired and Tenant compensates Landlord for the cost of such removal and repairs. In such event, Landlord, at Landlord’s option exercised by written notice given to Tenant, shall have the right to perform any such repairs, removal and restoration at Tenant’s sole cost and expense and such expense shall be reimbursed by Tenant to Landlord promptly upon demand by Landlord.

7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all governmental laws or regulations applying to its use of the Premises. Tenant shall also comply with all reasonable, non-discriminatory rules established for the Project from time to time by Landlord. The present rules are contained in Appendix B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way.

8. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A. Waiver of Claims. To the extent permitted by law, Tenant waives any claims it may have against the Landlord or its officers, directors, agents, contractors or employees for business interruption, damage to property, or any other loss sustained by Tenant as the result of any accident or occurrence in the Project or of any part of the Building becoming in disrepair, except if such resulted from Landlord’s negligence or misconduct.

B. Indemnification. Tenant shall indemnify, defend and hold harmless Landlord, the property manager of the Project and their respective directors, officers, employees, agents and contractors against any claims by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use of the Premises or from any other act or omission of Tenant or any of Tenant’s employees, agents, invitees or contractors.

C. Insurance Coverage. Tenant shall maintain insurance customary for an office tenant, with such terms, coverages and insurers, as Landlord shall reasonably require from time to time. Initially, such insurance shall include:

(i) Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Four Million Dollars ($4,000,000), and (d) Landlord and Landlord’s building manager named as additional insureds.

(ii) Insurance against “All Risks” of physical loss covering the replacement cost of all of Tenant’s fixtures and personal property. Tenant’s property insurance shall include a waiver of subrogation.

Tenant’s insurance shall be primary and not contributory.

D. Insurance Certificates. Tenant shall deliver to Landlord certificates and endorsements evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for the thirty (30) days’ prior written notice of cancellation to Landlord and Tenant.

9. FIRE AND OTHER CASUALTY.

A. Termination. If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify within thirty (30) days of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods. If the time needed exceeds two hundred seventy (270) days from the date of the casualty, or if the restoration would begin during the last eighteen (18) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within thirty (30) days after the notifying party’s receipt of the architect’s certificate. The termination shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the space which has been untenantable due to the casualty.

B. Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall diligently restore the Building and the Premises subject to current governmental requirements. Landlord shall not be required to replace Tenant’s damaged personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that Tenant’s negligence caused the casualty and Landlord’s rent loss insurance would not provide coverage if the Rent were abated.

10. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken or no longer tenantable. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award. Tenant may pursue its own award, provided that such award does not diminish in any way the award to be granted to Landlord or otherwise delay or interfere with the proceeding in which Landlord is engaged. All obligations accrued to the date of the taking shall be performed by each party.

11.	RIGHTS RESERVED TO LANDLORD.

Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A. Name. To change the name or street address of the Building or the suite numbers of the Premises.

B. Signs. To install and maintain any signs on the exterior and in the interior of the Building, and to approve at its discretion prior to installation any of the Tenant’s signs in the Premises visible from the common areas or the exterior of the Building.

C. Window Treatments. To approve, at its discretion, prior to installation any shades, blinds ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building.

D. Service Contracts. To enter into service contracts with all providers furnishing ice and drinking water, towels, toilet supplies, shoe shines, and sign painting, provided that the rates charged are reasonably competitive for office buildings in the Chicago area.

E. Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt. If Tenant complies with all of the requirements set forth in this paragraph, Tenant may provide its own locks to an area or areas within the Premises, including any telephone closets (the “Secured Areas”). At least ten (10) days prior to the creation of any Secured Area, Tenant shall notify Landlord of the exact location of such Secured Area and the name of Tenant’s representative to be contacted and the manner of contact to avoid a forcible entry. Tenant need not furnish Landlord with keys to the Secured Areas. Upon the termination of this Lease, Tenant shall surrender all keys to Landlord. Landlord shall have no obligation to provide janitorial service to the

Secured Areas. If Landlord determines in its reasonable discretion that a suspected fire or flood or other emergency in the Building requires Landlord to gain access to any Secured Area, Landlord may forcibly enter such Secured Area. Landlord shall make a reasonable effort to contact Tenant to secure access, but Landlord shall not be obligated to contact Tenant. In such event, Landlord shall have no liability whatsoever to Tenant except to the extent of Landlord’s negligence or misconduct, and Tenant shall pay all reasonable expenses in repairing any damaged Secured Area.

F. Access. Upon reasonable prior notice to Tenant (except in the case of an emergency or situation reasonably perceived to be an emergency in which case no notice shall be required), to have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease.

G. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

H. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

I. Show Premises. To show the Premises to prospective purchasers or brokers at any reasonable time, and to prospective tenants during the final year of the Term, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises.

J. Restrict Access. To restrict access to the Project during such hours as Landlord shall determine, so long as Landlord shall admit Tenant at all times to the Premises, Project and the parking garage in the Project (the “Parking Garage”), subject to appropriate regulation by Landlord.

K. Relocation of Tenant. Intentionally omitted.

L. Use of Lockbox. To designate a lockbox collection agent or electronic transfer account for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, if Tenant is in default under this Lease, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.

M. Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or, subject to rent abatement rights of Tenant provided in this Lease, to temporarily suspend services or use of common areas in the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Lease Term Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other reasonable expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way. Notwithstanding anything to the contrary contained in this Lease, all repairs and alterations (other than those of an emergency nature) shall be performed only following no less than twenty-four (24) hours notice to Tenant and in such a manner as to minimize disruption with Tenant’s use of the Premises.

N. Landlord’s Agents. If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

O. Building Services. To install, use and maintain through the Premises pipes, conduits, wires and ducts serving the Building, provided that such installation is concealed and such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

P. Exclusive Uses. To grant to anyone the exclusive right to conduct any business (other than general office use) or render any service in the Building.

Q. Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

12. TENANT’S DEFAULT.

Any of the following shall constitute a “Default” by Tenant:

A. Rent Default. Tenant fails to pay any Rent when due and this failure continues for five (5) days after written notice from Landlord;

B. Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 17 (Assignment and Sublease) or Section 28 (Hazardous Substances);

C. Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease, and, this failure continues for thirty (30) days after written notice from Landlord, except that if Tenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then the thirty (30) day period shall be extended for such period as is reasonably necessary to complete the cure;

D. Credit Default. One of the following credit defaults occurs:

(i) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty (30) days or results in the entry of an order for relief against Tenant which is not fully stayed within seven (7) days after entry;

(ii) Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; or

(iii) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest.

13. LANDLORD REMEDIES.

A. Termination of Lease or Possession. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenants possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

B. Lease Termination Damages. If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account reletting expenses and market concessions, both discounted to present value at the rate of five (5) percent per annum. If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

C. Possession Termination Damages. If Landlord terminates Tenant’s right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

D. Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of an obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment.

E. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN FEDERAL OR STATE COURTS LOCATED IN CHICAGO, ILLINOIS, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

F. Litigation Costs. Each party shall pay the other’s reasonable attorneys’ fees and other costs in enforcing this Lease, whether or not suit is filed.

G. Assumption or Rejection in Bankruptcy. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

14. SURRENDER. Upon termination of this Lease or Tenant’s right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and casualty damage excepted. If Landlord requires Tenant to remove any alterations, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

15. HOLDOVER. If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay all of Base Rent, Operating Cost Share Rent and Tax Share Rent at (a) 150% of the rate in effect immediately prior to such holdover with respect to the first 60 days of the holdover, and (b) 200% of the rate in effect immediately prior to such holdover beginning on the 61st day of the holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. If Tenant holds over, Tenant shall also pay Landlord all of Landlord’s direct damages, and consequential damages which result to Landlord if Tenant holds over for longer than 60 days after the expiration of the Term. In addition, if Landlord so elects by notice to Tenant, such holdover in excess of 60 days shall constitute a renewal of this Lease for one year at the then-current market rate as reasonably determined by Landlord but in no event less than the Rent payable immediately prior to such holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A. Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within thirty (30) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. At any time that the Project is made subject to any ground lease or mortgage, Landlord shall use commercially reasonable efforts to cause the mortgagee or ground lessor to deliver to Tenant a non-disturbance agreement reasonably acceptable to Tenant, providing that so long as Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the Premises under the terms of this Lease, even if the ground lessor should terminate the ground lease or if the mortgagee or its successor should acquire Landlord’s title to the Project. This Lease shall not be subordinate to any ground lease or mortgage unless Tenant receives such non-disturbance agreement.

B. Termination of Ground Lease or Foreclosure of Mortgage. If any mortgage is foreclosed or if any ground or underlying lease is terminated, (i) the holder of the mortgage, ground lessor, or their respective grantees, or purchaser at any foreclosure sale (or grantee in a deed in lieu of foreclosure), as the case may be, shall not be (x) liable for any act or omission of any prior landlord (including Landlord), (y) subject to any offsets or counterclaims which Tenant may have against a prior landlord (including Landlord), or (z) bound by any prepayment of any of Base Rent, Operating Cost Share Rent, Tax Share Rent or Additional Rent which Tenant may have made in excess of the amounts then due for the next succeeding month, (ii) the liability of the ground lessor, mortgagee or trustee hereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such ground lessor, trustee, mortgagee, purchaser or owner is the owner of the Building or Land and such liability shall not continue or survive after further transfer of ownership; and (iii) upon request of the ground lessor, mortgagee or trustee, if the mortgage is foreclosed or the ground or underlying lease is terminated, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any mortgage or the ground lessor, if applicable, and Tenant will execute such instruments as may be necessary or appropriate to evidence such attornment. This Lease may not be modified or amended so as to reduce the rent or shorten the Term provided hereunder, or so as to affect adversely in any other respect to any material extent the rights of Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the mortgagee or trustee under any Mortgage or the ground lessor, if applicable.

C. Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Appendix D to this Lease. Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Appendix or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within twenty (20) days after such period and proceeds diligently to complete such cure, then the ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

D. Definitions. As used in this Section 16, “mortgage” shall include “trust deeds” and mortgagee” shall include “trustee”, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessors”, “ mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

17. ASSIGNMENT AND SUBLEASE.

A. Consent Required. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises. Landlord may withhold its consent to the assignment or sublease if Tenant is in default under this Lease, if the proposed assignee or sublessee is a tenant in the Project, or if the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord. Landlord will not otherwise unreasonably withhold its consent on any other basis to such an assignment or subletting. Notwithstanding the foregoing and if no default on the part of Tenant has occurred and is continuing, Tenant may assign this Lease to an entity into which Tenant is merged or consolidated or to an entity to which substantially all of Tenant’s assets are transferred without first obtaining Landlord’s written consent, if Tenant (a) notifies Landlord at least ten (10) business days prior to the proposed transaction, and (b) provides information satisfactory to Landlord in order to determine the net worth of both the successor entity and of Tenant immediately prior to such assignment, and showing the net worth of the successor to be at least equal to the net worth of Tenant. No consent granted by Landlord shall relieve Tenant of any of its obligations under this Lease, nor shall it be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord’s reasonable attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent shall be void.

B. Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

C. Change of Management or Ownership. Any direct or indirect change in 25% or more of the ownership interest in Tenant shall constitute an assignment of this Lease.

D. Excess Payments. If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent 50% of the Adjusted Excess immediately upon receipt (for purposes of this Lease, “Adjusted Excess” shall mean the gross excess less Tenant’s reasonable expenses (including without limitation, tenant improvement costs, tenant concessions, legal fees and broker’s commissions) incurred in connection with such assignment or sublet).

E. Landlord’s Right to Terminate. After Landlord receives a notice of a proposed assignment or sublease from Tenant, if the sublease term exceeds 75 % of the remaining term or if the sublease is for all or substantially all of the rentable area on any floor of the Building, Landlord shall have the right, to be exercised by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice, to recapture the space described in Tenant’s notice and such recapture notice, if given, shall terminate this Lease with respect to the space therein described as of the date stated in Tenant’s notice. If Tenant’s notice covers all of the Premises, and if Landlord gives its recapture notice with respect thereto, the Term of this Lease shall expire on the date stated in Tenant’s notice as fully and completely as if that date had been the Termination Date. If, however, this Lease is terminated pursuant to the foregoing with respect to less than the entire Premises, Rent shall be adjusted on the basis of the number of rentable square feet retained by Tenant, and this Lease as so amended shall continue thereafter in full force and effect; provided that Tenant shall pay all costs in connection with the physical subdivision of any portion of the Premises.

18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord and such other matters as may be reasonably requested. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Lease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month’s Rent has been paid in advance and that the non-certifying party has no claims or offsets against the requesting party.

20. Intentionally Deleted.

21. FORCE MAJEURE. A party shall not be in default under this Lease to the extent such party is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of such party (“Force Majeure”); provided, however, that in no event shall any of the foregoing ever be deemed to excuse a failure to pay Rent or other monetary obligations due hereunder by Tenant in accordance with the requirements of this Lease.

22. Intentionally Deleted.

23. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

A.	Landlord. To Landlord as follows:

CB/KOLL Management Services, Inc.

111 E. Wacker Drive

Chicago, Illinois 60601

Attn: General Manager

or to such other person at such other address as Landlord may designate by notice to Tenant.

B. Tenant. To Tenant at the Premises to the attention of Facilities Manager or such other address as Tenant may designate by notice to Landlord.

Notices shall be sent by hand delivery, facsimile, or by a reputable national overnight courier service. Hand delivered or facsimile notices shall be deemed to have been given on the date of actual delivery or sending, and overnight courier notices shall be deemed to have been given one business day after sending.

24. QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

25. REAL ESTATE BROKER. Each party represents to the other that it has not dealt with any real estate broker with respect to this Lease except for CB/KOLL Management Services, Inc. and any broker listed in the Schedule (together, the “Brokers”) and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Landlord agrees to pay all fees due to Brokers. Each party shall indemnify and defend the other against any claims by any other broker or third party resulting from the actions of the indemnifying party for any payment of any kind in connection with this Lease.

26. MISCELLANEOUS.

A. Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 14, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B. Date Payments are Due. Except as otherwise set forth in this Lease and except for payments to be made by Tenant under this Lease which are due upon demand, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account and supporting documentation within thirty (30) days of Tenant’s receipt of Landlord’s statement.

C. Meaning of “Landlord”, “ Re-Entry”, “ including” and “Affiliate”. The term “Landlord” means only the owner of the Project and the lessors interest in this Lease from time to time. The words re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D. Time of the Essence. Time is of the essence of each provision of this Lease.

E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F. Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

G. Governing Law. This Lease shall be governed in all respects by the laws of Illinois, without regard to the principles of conflicts of laws.

H. No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

I. Landlord’s Right to Cure. If Landlord breaches any of its obligations under this Lease Tenant shall notify Landlord and shall take no action respecting such breach so long as Landlord immediately begins to cure the breach and diligently pursues such cure to its completion. Landlord may cure any Default by Tenant; any reasonable expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

J. Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

K. Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

L. Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

M. Entire Agreement. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

N. Landlord’s Title. Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

O. Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the roof decks, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

P. Consents. Neither party shall unreasonably withhold or delay any consent or approval required under this Lease, except as specifically permitted in this Lease.

Q. Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

R. No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

S. Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

T. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

U. Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

V. Rent Not Based on Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

W. Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees, the building manager of the Project, or third parties hired by the Landlord or the building manager.

X. Interest on Late Payments. Interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2.D.(ii).

Y. Representations. Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by Tenant and constitutes the valid agreement of Tenant, binding in accordance with the terms hereof. If Tenant is a corporation and if Landlord so requests, Tenant shall deliver to Landlord or its agent, concurrently with its execution and delivery of this Lease, certified resolutions of the Board of Directors (and shareholders, if required) authorizing Tenant’s execution and delivery of this Lease and performance of Tenants obligations hereunder. If Tenant is a partnership, Tenant represents and warrants that all of the persons who are a general or managing partner in the partnership have executed this Lease, and that each of them, and each future general or managing partner of Tenant, shall be at all times jointly and severally liable hereunder, and that the death, resignation or withdrawal of any such partner shall not release the liability of such partner unless Landlord consents in writing to such release.

27. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

28. HAZARDOUS SUBSTANCES. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. Notwithstanding the foregoing to the contrary, Tenant shall be permitted to use reasonable amounts of products typically used in connection with office operations which may fall within the definition of Hazardous Substances as hereinafter provided (e.g., photocopier toner and reasonable amounts of household cleaning materials) without obtaining Landlord’s consent, provided that Tenant uses such Hazardous Substances in strict compliance with environmental laws and all other applicable laws, codes, ordinances and insurance regulations. If Tenant is using any Hazardous Substances in the Premises and Landlord has reasonable grounds to believe that such Hazardous Substances are being used in violation of this Lease or applicable environmental laws, and because of such usage, any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing. “Hazardous Substances” include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as

amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.

29. EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project, and shall not extend to any other property or assets of the Landlord.

30. AMERICANS WITH DISABILITIES ACT. The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements under Title III of the ADA (“Title III”) pertaining to business operations, accessibility and barrier removal. Except as may be otherwise specifically provided herein, Tenant accepts the Building in “as is” condition and agrees that Landlord makes no representation or warranty as to whether the Premises or the Building conform to the requirements of the ADA or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. To the extent that Landlord prepared, reviewed or approved any of plans and specifications such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA. Notwithstanding anything to the contrary in this Lease, the parties hereby allocate responsibility for Title III compliance as follows: (a) Tenant shall be responsible for all Title III compliance and costs in connection with the Premises, including structural work, if any, and including any leasehold improvements or other work to be performed under or in connection with this Lease, and (b) Landlord shall be responsible for all Title III compliance and costs in connection with all common areas of the Project. Tenant shall be responsible for all other requirements under the ADA relating to the operations of the Tenant or its affiliates, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant’s employees. Notwithstanding anything contained herein to the contrary, Landlord shall, at its sole cost and expense, renovate the mens and women’s restrooms, on the 4th, 7th and 8th floors of the Building, so that they comply with the requirements set forth in the ADA Accessibility Guidelines by January 1, 1999.

31. TERMINATION OPTION. Tenant may at its option terminate this Lease in its entirety (the “Termination Option”) effective as of August 1, 2008 (the “Early Termination Date”) by both delivering notice of its intent to terminate this Lease (the “Termination Notice) to Landlord on or before August 1, 2007 and paying Landlord the Termination Fee (defined below) on or before the Early Termination Date. If Tenant fails to deliver both the Termination Notice and Termination Fee timely, Tenant will be deemed to have waived such Termination Option. If there are any uncured material Defaults by Tenant, as of the date Tenant delivers the Termination Notice or as of the Early Termination Date, the Termination Option shall be void, and this Lease shall remain in effect. If Tenant properly exercises its Termination Option, this Lease shall terminate as of the Early Termination Date and neither party shall have any further rights or obligations under this Lease except those rights and obligations which by their terms survive any termination of this Lease. The “Termination Fee” shall be equal to $5,585,021.00.

32. ARBITRATION. The terms of this Section 32 shall be applicable to the determination of either of the Market Renewal Rate and Market Expansion Rate, which terms are respectively defined in Sections 33 and 34.

A. Within five (5) days after both parties have notified the other of their good faith estimate of Market Renewal Rate or Market Expansion Rate, as applicable, Landlord and Tenant shall commence negotiations to agree upon either the Market Renewal Rate or Market Expansion Rate (to be multiplied by the rentable square feet in the Premises or the Expansion Premises applicable thereto). If the Landlord and Tenant are unable to reach agreement on such applicable rate within fourteen (14) days after the date negotiations commenced, then Tenant may, by written notice to Landlord within five (5) days after the expiration of such fourteen (14) day period, request to determine the appropriate rate by arbitration.

B. Within seven (7) days after the receipt of a request by Tenant as described in Paragraph A above, each party shall select a potential arbitrator who is a broker of commercial office space with at least ten (10) years experience in leasing office space in the downtown Chicago, Illinois area (a “Qualified Expert”). Within a second period of seven (7) days, the two appointed Qualified Experts shall appoint an arbitrator who shall determine the Market Renewal Rate or Market Expansion Rate, as applicable. If one party shall fail to appoint a Qualified Expert within the first seven (7) day period, then the Qualified Expert chosen by the other party shall be the sole arbitrator.

C. Once the arbitrator has been selected as provided above, then both parties shall submit to the arbitrator their respective good faith estimates of Market Renewal Rate or Market Expansion Rate, as applicable, within three (3) days after the selection of the arbitrator. As soon thereafter as practicable, but in any case within fourteen (14) days after receipt of the good faith estimates, the arbitrator shall select one of the two estimates of Market Renewal Rate or Market Expansion Rate, as applicable, which shall be the one that is closer to the arbitrator’s good faith estimate of the true Market Renewal Rate or Market Expansion Rate. The value so selected shall be deemed the Market Renewal Rate or Market Expansion Rate, as applicable. The decision of the arbitrator shall be submitted in writing to, and be final and binding, the Landlord and Tenant. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified person, including but not limited to, legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose estimate is not chosen by the arbitrator shall pay the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any counsel or expert engaged directly by the Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.

33. EXTENSION OPTION.

Subject to Subsections B and C below, Tenant may at its option extend the Term of this Lease for the entire Premises for one period of five (5) years (the “Renewal Term”) upon the same terms contained in this Lease, excluding Appendix C of the Lease and except for the amount of Base Rent payable during the Renewal Term. Tenant shall have no additional extension option.

A. The Rent during the Renewal Term shall be 95% of the Market Renewal Rate (as hereinafter defined) for a comparable term commencing on the first day of the Renewal Term.

B. To exercise its option, Tenant must deliver an initial non-binding notice to Landlord no later than August 30, 2010. Thereafter, both parties shall calculate their respective good faith estimates of the Market Renewal Rate and notify the other of such determination not later than September 30, 2010, and then unless Tenant gives Landlord written notice revoking Tenant’s exercise of the extension option within five (5) days of Landlord’s notice of Landlord’s estimate of the Market Renewal Rate, the terms of Section 32 above shall apply as to the procedure for determining the Market Renewal Rate.

C. Tenant’s right to extend the Term shall be effective only if at the time of exercise of the Extension Option and as of the date of the commencement of the Renewal Term, (a) Tenant is not in Default under any of the material terms of this Lease; (b) this Lease has not been terminated and is still in full force and effect. (c) Tenant is either the original Tenant named in this Lease or an assignee whose net worth is sufficient in Landlord’s reasonable judgment to meet the financial obligations of Tenant hereunder, (d) the Premises consists of the entire rentable area on at least one (1) full floor of the Building, and (e) Tenant has not sublet more than the lesser of (i) one (1) full floor of the Building or (ii) 50% of the total rentable square feet of space in the Premises and Tenant is occupying the remainder of the Premises.

D. For purposes of this Lease, the following terms shall have the following meanings:

“Comparable Building” shall mean office buildings in downtown Chicago which are comparable to the Building in reputation, quality, age, size, location, and level and quality of services provided (the foregoing factors not being exclusive in identifying comparable buildings).

“Market Renewal Rate” shall be the then prevailing market rental rate, including Tenant Concessions, at which a financially responsible landlord and tenant would agree in an arm’s-length transaction to a lease of all of the Premises for the Renewal Term.

“Comparable” shall mean any new lease or renewal lease (but not sublease) of office space in excess of the number of rentable square feet Tenant occupies in the Premises as of the date Tenant delivers its initial non-binding written notice to Landlord of its election to extend or expand, as applicable, at the Building or any Comparable Building. Comparables shall exclude any expansion or renewal at a rent agreed to at an earlier date pursuant to a tenant’s expansion or renewal option.

“Tenant Concessions” shall mean, with respect to this Lease or the applicable Comparable, (i) rent concessions, rent abatements, free rent, or similar rent relief thereunder, and (ii) all costs incurred by the landlord thereunder to provide tenant improvements, pay legal fees and space planning fees, pay leasing commissions, assume existing lease obligations (after netting out the reasonable projected recovery thereon), pay moving expenses for the tenant and make any other payments to or for the benefit of the tenant thereunder.

The Market Renewal Rate shall be established by reference to the market rental rate for the relevant Comparables. In considering Comparables, lease renewals shall be given greater consideration than new leases.

The Market Renewal Rate shall be adjusted to take into account appropriate factors such as (i) any differences in loss factors used in determining the rentable areas of the leased premises of the Comparables considered and the subject portions of the Premises, (ii) any differences in the length of the term of the Comparables considered and the Renewal Term; (iii) any difference between the height of the Comparables within the applicable Comparable Buildings and that of the subject portions of the Premises in the Building, and (iv) any material variances between the definitions of Taxes and Operating Costs under this Lease and the definitions of taxes and operating costs with respect to any of the Comparable Buildings.

34. OPTIONS TO EXPAND.

Subject to the provisions set forth in subsection D below and provided that such space has not been previously leased by Tenant, Landlord hereby grants to Tenant (i) the option (the “First Expansion Option”) to lease certain space (the “First Expansion Premises”) consisting of approximately 10,000 rentable square feet of area on a floor serviced by elevators which service floors 2 through 12 of the Building (the “Low-Rise Floors”), or if 10,000 rentable square feet of space is not available in the Low-Rise Floors, 10,000 rentable square feet of area on a non-Low-Rise Floor in the Building, and (ii) the option (the “Second Expansion Option”) to lease certain space (the “Second Expansion Premises” consisting of approximately 10,000 rentable square feet of area on a Low-Rise Floor, or, if 10,000 rentable square feet of area is not available in a Low-Rise Floor, 10,000 rentable square feet of area on a non-Low-Rise Floor in the Building, upon the same terms contained in this Lease except Appendix C and without any rent abatement and the Rent shall be at the Market Expansion Rate (as hereinafter defined). Any space added to the Premises pursuant to this Section 34 shall be delivered “as is,” unless Landlord and Tenant agree otherwise. Tenant’s obligations to pay Operating Cost Share Rent, Tax Share Rent and Base Rent for any particular Expansion Premises shall commence on the applicable “Expansion Space Commencement Date” (as defined in Section 34A below). If Tenant exercises either of its Expansion Options pursuant to subsection B below, the Expansion Premises thereby added to the Premises shall become a part of the Premises for all purposes of this Lease, and any reference in this Lease to the term “Premises” shall be deemed to refer to and include any such Expansion Premises, except as expressly provided otherwise in this Lease.

A. The First Expansion Option shall be exercisable upon an initial non-binding written notice being given by Tenant to Landlord not later than November 1, 2000, time being of the essence. The Second Expansion Option shall be exercisable upon an initial non-binding written notice being given by Tenant to Landlord not later than November 1, 2005, time being of the essence. After the giving of any such non-binding notice, both parties shall calculate their respective good faith estimates of the Market Expansion Rate and notify the other of such determination not more than thirty (30) days after such initial notice and then unless Tenant gives Landlord written notice revoking Tenant’s exercise of the applicable Expansion Option within five (5) days of Landlord’s notice of Landlord’s estimate of the Market Expansion Rate, the terms of Section 32 above shall apply as to the procedure for determining the Market Expansion Rate. The term of Tenant’s lease of the First Expansion Premises shall commence on a date designated by Landlord upon not less than two months’ prior written notice to Tenant, which date shall be the 60th day after Landlord makes the space available to Tenant (the “First Expansion Premises Commencement Date” which date shall occur not earlier than August 1, 2001 nor later than July 31, 2002, and shall terminate upon the expiration or earlier termination of this Lease. The term of Tenant’s lease of the Second Expansion Premises shall commence on a date designated by Landlord (the “Second Expansion Premises Commencement Date”) upon not less than two months’ prior notice to Tenant, which date shall be the 60th day after Landlord makes the space available to Tenant, which date shall occur not earlier than August 1, 2006 nor later than July 31, 2007, and shall terminate upon the expiration or earlier termination of this Lease.

B. If Tenant has validly exercised either Expansion Option, then effective as of the applicable Expansion Premises Commencement Date, the terms of this Lease shall apply to the applicable Expansion Premises subject to the following: (i) the applicable Expansion Premises shall be included as part of the Premises; (ii) the rentable area of the Premises shall be increased by the rentable area of the applicable Expansion Premises and Tenant’s Proportionate Share shall be adjusted accordingly; (iii) the applicable

Expansion Premises shall be rented in their “as is” condition as of the applicable Expansion Premises Commencement Date, unless agreed to otherwise by Landlord and Tenant; and (iv) the Rent payable with respect to the applicable Expansion Premises shall be the Market Expansion Rate.

C. Promptly after Tenant’s exercise of such expansion option and the final determination of the Market Expansion Rate, Landlord shall prepare an amendment to this Lease to reflect changes in the size of the Premises, Base Rent, Tenant’s Proportionate Share and any other appropriate terms, due to the addition of the subject Expansion Premises. Tenant shall execute and return such amendment within thirty (30) days after its submission to Tenant.

D. For purposes of this Section 34 “Market Expansion Rate” shall mean the market rental rate, including Tenant Concessions, at which a financially responsible landlord and tenant would agree in an arm’s length transaction, to lease all of the subject Expansion Premises for the balance of the initial Term.

The Market Expansion Rate shall be determined for each exercise of Tenants right to expand under this Section 34.

In determining the subject Market Expansion Rate, such Market Expansion Rate shall be established by reference to the market rental rate for the relevant Comparables. In considering Comparables, lease expansions shall be given greater consideration than new leases.

The Market Expansion Rate shall be adjusted, upward or downward, from the market rental rate for respective Comparables to take into account appropriate factors such as (i) any differences in loss factors used in determining the rentable areas of the leased premises of the Comparables considered and the subject Expansion Premises, (ii) any differences in the length of the term of the Comparables considered and the term of this Lease with respect to the subject Expansion Premises, (iii) any difference between the height of the Comparables within the applicable Comparable Buildings and that of the subject Expansion Premises in the Building, and (iv) any material variances between the definitions of Taxes and Operating Costs under this Lease and the definitions of taxes and operating costs with respect to any of the Comparable Buildings.

E. Tenant’s right to exercise the Expansion Options shall be effective only if at the time of the exercise of the applicable Expansion Option and as of the applicable Expansion Premises Commencement Date, (a) Tenant is not in Default under any of the material terms of this Lease; (b) this Lease has not been terminated and is still in full force and effect; (c) Tenant is either the original Tenant named in this Lease or an assignee whose net worth is sufficient in Landlord’s reasonable judgment to meet the financial obligations of Tenant hereunder, including, without limitation, its obligations with respect to the leasing of the applicable Expansion Premises, (d) the Premises consists of the entire rentable area on at least two (2) full floors of the Building, and (e) Tenant has not sublet more than one full floor of the Building and Tenant is occupying the remainder of the Premises. No sublessee shall be entitled to exercise an Expansion Option.

35. STAIRWELL ACCESS. Landlord shall provide Tenant with non-exclusive access to the Building stairwell between the 7th and 8th Floors of the Building (“Tenant’s Stairwell”) so long as the following conditions are met:

(i) For purposes of Tenant’s insurance coverage required to be maintained in accordance with Section 8 above and the indemnity and wavier provisions also described in such Section 8, Tenant’s Stairwell shall be deemed to be included within the Premises;

(ii) Tenant shall install a keycard (or similar) system to gain access to and from Tenant’s Stairwell (the “Keycard System”), which Keycard System shall be installed as part of Tenant’s Work (defined as Appendix C below);

(iii) Tenant shall provide evidence satisfactory to Landlord that the Keycard System and Tenant’s use of Tenant’s Stairwell will comply with the Chicago Zoning Code and Building Ordinance and any other applicable governmental requirements;

(iv) Tenant shall be responsible for the maintenance and repair of Tenant’s Stairwell as if Tenant’s Stairwell were part of the Premises, including, without limitation, repair and replacement, as necessary, of the doors, door frames and door hardware providing access from Tenant’s Stairwell to the Premises, and

(v) any improvements to Tenant’s Stairwell must be made in strict compliance with the provisions of this Lease and the Workletter.

36. INTERNAL STAIRWAY. With Landlord’s prior written consent, which consent will not be unreasonably withheld (notwithstanding the terms of Section 5 above), Tenant may install an internal stairway in the Premises between the 7th and 8th floors (the “Internal Stairway”) and the construction of such Internal Stairway shall otherwise be performed in accordance with Section 5 above. As of the expiration of this Lease and following Landlord’s written request, Tenant shall, in a manner approved by Landlord in writing in advance, at its sole cost and expense, demolish and remove the Internal Stairway and return the area of the Premises where the Internal Stairway was located to the condition it was in prior to its installation.

37. PARKING. During the Term, as may be extended by Section 33 above, Landlord shall provide Tenant up to fifteen (15) reserved parking spaces in the Parking Garage including Level P-1 Section A-43, space numbers 1, 2, 3 and 4 and otherwise in locations designated by Landlord (the “Parking”). Tenant shall notify Landlord annually as to the number of parking spaces it requires. If Tenant does not so notify Landlord, Landlord shall provide the number of spaces designated in the most recent notice from Tenant. Tenant shall reimburse Landlord monthly for such parking spaces at the rate then charged by the Parking Garage operator to monthly users.

38. GENERATOR. With Landlord’s prior written consent, which consent will not be unreasonably withheld (notwithstanding the terms of Section 5 above), Tenant may install a back-up power generator (a “Generator”) in the Project so long as it satisfies all of the terms and conditions of Section 5 above in installing such Generator. The Generator shall be located in an area of the Project which is accessible to Tenant and mutually acceptable to Landlord and Tenant. Tenant shall pay any additional electricity cost associated with powering the Generator.

39. BUILDING DIRECTORY. Landlord shall provide Tenant with space on the Building directory for the names of all officers and departments of Tenant at no additional cost to Tenant.

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

TENANT:

FEDERAL HOME LOAN BANK OF CHICAGO, a corporation organized and existing under the laws of the United States of America

By:	/s/ THOMAS D. SHEEHAN

Print Name:	Thomas D. Sheehan
Print Title:	Senior Vice President

LANDLORD:

SM BRELL, LP., a California limited partnership

By:	Its general partner, KB Investors IV, a California general partnership

By:	Its general partner, KE Holdings, L.P., a Washington limited partnership

By:	Its general partner, CB/KOLL Investment Management, Inc., a California corporation

By:	/s/ THOMAS P. VOUCKER

Print Name:	Thomas P. Voucker
Print Title:	Vice President

EXHIBIT "A"

EAST WACKER DRIVE EXTENSION
NORTH MICHIGAN AVENUE
EAST SOUTH WATER STREET

KOLL

111 East Wacker

97.328.9001

04
FLOOR

December 2, 1997

EXHIBIT "A"

EAST WACKER DRIVE EXTENSION
NORTH MICHIGAN AVENUE
SUITE 700
EAST SOUTH WATER STREET

KOLL

111 East Wacker

97.328.9001

07
FLOOR

December 2, 1997

EXHIBIT "A"

EAST WACKER DRIVE EXTENSION

NORTH MICHIGAN AVENUE
SUITE 800

EAST SOUTH WATER STREET

KOLL

111 East Wacker

97.328.9001

08
FLOOR

December 2, 1997

APPENDIX B

RULES AND REGULATIONS

1. Tenant will not make or permit to be made any use of the Premises which, directly or indirectly, is forbidden by public law, ordinance or governmental regulation or which may be dangerous to persons or property, or which may invalidate or increase the premium cost of any policy of insurance carried on the Building or covering its operations and Tenant shall not do, or permit to be done, any act or thing upon the Premises which will be in conflict with fire insurance policies covering the Building. Tenant at its sole expense shall comply with reasonable rules, regulations or requirements of Landlord’s insurance underwriters so long as Tenant receives notice thereof and shall not do, or permit anything to be done upon the Premises, or bring or keep anything thereon in violation of rules, regulations or requirements of the City of Chicago Fire Department or other authority having jurisdiction and then only in such quantity and manner of storage as not to increase the rate of fire insurance applicable to the Building.

2. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Building in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities, and shall not use the name of the Building for any purpose other than that of the business address of Tenant, and shall never use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence without Landlord’s consent.

3. Tenant shall not obstruct, or use for storage, or for any purpose other than ingress and egress, the sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators or stairways of the Building.

4. No bicycle or other vehicle and no dog (except dogs for the visually impaired) or other animal or bird shall be brought or permitted to be in the Building or on the Premises.

5. No noise, odor or litter, whether caused by Tenant, Tenant’s customers, clients, invitees or guests, which is objectionable to Landlord or other occupants of the Building, shall emanate from the Premises. Tenant shall not: (a) create or maintain a nuisance on the Premises, (b) disturb, solicit or canvass any occupant of the Building, or (c) do any act tending to injure the reputation of the Building.

6. Tenant shall not install any musical instrument or equipment in the Premises or the Building which may be heard outside the Premises, or any antennas, aerial wires or other equipment inside or outside the Building, without obtaining the approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed or annoyed.

7. Tenant shall not waste water by tying, wedging or otherwise fastening open any faucet.

8. Subject to the provisions of Section 11.E. of the Lease, no additional locks or similar devices shall be attached to any door. No keys for any door other than those provided by Landlord shall be made. If more than two keys for one lock are desired by Tenant, Landlord may provide same upon payment by Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant shall surrender all

B-1

keys to the Premises and shall make known to Landlord the combination of all combination locks on built-in safes, cabinets and vaults.

9. Tenant shall lock all doors in and to the Premises when not in use and shall take any other measures to insure the security of the Premises.

10. If Tenant desires telegraphic, telephonic, burglar alarm or signal service, Landlord will, upon request, direct where and how connections and all wiring for such service shall be introduced and run. Without such directions, no boring, cutting or installation of wires or cables is permitted.

11. Shades, draperies or other form of inside window covering visible outside the Premises must be of such shape, color and material as approved by Landlord.

12. Tenant shall not overload any floor. Safes, furniture and all large articles shall be brought through the Building and into the Premises at such times and in such manner as Landlord shall permit and at the sole risk and responsibility of Tenant. Tenant shall list all furniture, equipment and similar articles to be removed from the Building, and the list must be approved at the Office of the Building or by a designated person before Building employees will permit any article to be removed.

13. Unless Landlord gives consent, other than with respect to the generator contemplated under the Lease, Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, refrigerating (other than used for food storage) or heating device or air conditioning apparatus (other than existing supplemental air-conditioning) in or about the Premises, or carry on any mechanical business therein, or use the Premises for housing accommodations or lodging or sleeping purposes, or do any cooking therein (except by microwave oven) or install or permit the installation of any vending machines for use by the general public, or use any illumination other than electric light, or use or permit to be brought into the Building any inflammable oils or fluids such as gasoline, kerosene, naphtha and benzene, or any explosive or other articles hazardous to persons or property. Should Landlord grant consent, the installation, operation and maintenance expenses for any such items shall be at Tenant’s expense and shall be included, among other charges as Additional Rent at rates fixed by Landlord and generally charged to other tenants in the Building. If air-conditioning apparatus is being installed, charges for a condenser water riser tap-in fee and condenser water shall be based upon the rated capacity in G.P.M. of the unit.

14. Tenant shall not place or allow anything to be against or near the glass of partitions or doors of the Premises which may diminish the light in, or be unsightly from, public halls or corridors.

15. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electric wiring in the Building and the Premises and the needs of other tenants in the Building and shall not use more than such safe capacity. The consent of Landlord to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

16. Tenant may not install carpet padding or carpet by means of a mastic, glue or cement without the consent of Landlord provided Landlord shall not restrict Tenant’s use of carpet tiles.

17. Tenant shall not conduct any auction, fire, “going out of business” or bankruptcy sales in or from the Premises.

B-2

APPENDIX C

TENANT IMPROVEMENT AGREEMENT

1. Space Plan. Tenant shall direct and authorize an architect licensed in the State of Illinois (the “Architect”) to prepare a space plan of the Premises (“Space Plan”) depicting the physical changes to be made by Tenant to the Premises. Upon completion, Tenant shall deliver the Space Plan to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld or delayed.

2. Working Drawings. Tenant shall also cause Architect to prepare, to the extent necessary, the final architectural, mechanical (including heating, ventilating and air-conditioning), electrical, plumbing and structural plans and specifications (“Working Drawings”) necessary to complete the work (“Work”) required to construct the improvements to the Premises (the “Initial Improvements”) depicted in the Space Plan previously approved by Landlord. It is understood that the Work may be performed in phases and that Working Drawings may be prepared and submitted to Landlord in phases.

Tenant shall cause Architect to submit the finished Working Drawings to Landlord and Landlord shall review the Working Drawings and grant its consent or denial thereof within five (5) business days after receipt thereof, which approval shall not be unreasonably withheld (provided in all events Landlord may withhold its consent to the Working Drawings to the extent the same affect the structural integrity of the Building or adversely and materially affect any Building system). To the extent Landlord does not provide its consent to the Working Drawings as aforesaid, Landlord shall state, with reasonable specificity, Landlord’s reasons for such disapproval. Tenant shall then be required to make such corrections as Landlord may designate and resubmit the Working Drawings to Landlord for its consent.

Subsequent to Landlord’s approval of the Working Drawings, any material changes to the Working Drawings requested by Tenant shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, provided Landlord may withhold its consent to any of said changes for the same reasons previously stated for not approving the Working Drawings. Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket expenses incurred in connection with its review of the Space Plan and the Working Drawings, and its supervision of the Work.

3. The Work. The Work shall be completed by a general contractor selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld (the general contractor so chosen shall be referred to herein as the “General Contractor”). Tenant shall cause General Contractor to hire only union subcontractors (collectively, “Subcontractors”). Further, Tenant’s failure to contractually obligate the General Contractor to hire only union Subcontractors shall constitute a default under the Lease. Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, damage, liability (other than that caused by Landlord’s negligence or misconduct) (including reasonable attorneys’ fees and court costs) incurred by Landlord with respect to all of Tenant’s obligations set forth in this Appendix C. Tenant guarantees to Landlord that the Work shall be completed in a lien-free manner and in substantial accordance with the Working Drawings and all applicable laws (the provisions of the Lease regarding the filing of mechanics’ liens against the Building by or through Tenant shall control with respect to mechanics’ liens filed against the Building as a result of the Work). Tenant shall only conduct the Work between the hours of 7:00 a.m. and 6:00 p.m., unless otherwise consented to by Landlord and shall cause as minimal disruption as reasonably possible to other tenants of the Building.

4. Access to Premises for Performance of the Work. For purposes of the Work, Tenant shall have the nonexclusive right to use the Building’s freight elevator subject to availability and scheduling as may be reasonably established by Landlord. Such freight elevator use by Tenant during normal business hours shall be free of charge; provided, however, to the extent Tenant utilizes such freight elevators prior to 8:00 a.m. and after 5:00 p.m. on Monday through Friday and anytime on Saturday, Sunday and holidays, such use shall be at the standard Building charge for after hours freight elevator service; provided, further, if any other tenant of the Building is also using said freight elevator with Tenant after said time periods, then any charge to Tenant shall be apportioned between or among all parties utilizing said freight elevators.

5. Landlord’s Maximum Contribution. Landlord shall contribute an allowance in an amount not to exceed $810.000 ($10 per rentable square foot; the “Tenant Improvement Allowance”) to be applied toward payment or reimbursement of costs incurred in connection with the Work. Landlord shall pay Tenant the Tenant Improvement Allowance on August 1, 2001 with respect to Work performed prior to that time so long as at such time, Tenant is not in Default under any of the material terms, covenants and conditions of the Lease beyond the expiration of any applicable cure period provided for under the Lease. It shall be a condition of Landlord’s obligation to pay the Tenant Improvement Allowance that Tenant provides Landlord with contractor’s affidavits and waivers of lien covering all labor and materials expended and used, invoices reasonably acceptable to Landlord and any other documentation reasonably requested by Landlord establishing the actual cost of all items purchased with the Tenant Improvement Allowance. If the entire Tenant Improvement Allowance is not used to pay for the Work, any balance thereof shall be applied at the written direction of Tenant as a credit against Base Rent with respect to the Premises commencing as of the first full month after completion of the Work.

6. Insurance.

(a) Tenant shall cause General Contractor to obtain, pay for and maintain insurance for the coverages and amounts of coverage not less than those set forth below in the Schedule of Insurance Coverages (as hereinafter defined) and shall cause General Contractor to provide to Landlord certificates issued by insurance companies reasonably satisfactory to Landlord to evidence such coverages before any Work commences at the Premises. Such certificates shall provide that there shall be no termination, non-renewal, modification or expiration of such coverage without thirty (30) days prior written notice to Landlord. In the event of any failure by Tenant to cause General Contractor to comply with the provisions of this Section 6. Landlord may, at is option, upon notice to Tenant, cause Tenant to suspend the Work until such time as there is full compliance with this Section 6. Tenant shall provide to Landlord a certified copy of any and all applicable insurance policies upon request of Landlord.

(b) Schedule of Insurance Coverages. The following shall constitute the “Schedule of Insurance Coverages”:

(i) Workers’ Compensation Insurance. Coverage complying with the law of the State of Illinois and Employers Liability Insurance with a limit of $2,000,000.00 for each accident; including occupational disease coverage with a limit of $2,000,000.00 per person subject to aggregate limit of $2,000,000.00 per annum.

(ii) Comprehensive Automobile Liability Insurance. $1,000,000.00 combined single limit of liability for bodily injuries, death and property damage resulting from any one occurrence including all owned, hired and non-owned vehicles.

(iii) Commercial General Liability Insurance. $3,000,000.00 ($2,000,000 with respect to any subcontractor) combined single limit of liability for bodily injuries, death and property damage, and personal injury resulting from any one occurrence, including the following coverages:

(1) Premises and Operations;

(2) Completed Operations for three (3) years after completion of the Work;

(3) Broad Form Comprehensive General Liability Endorsement, Personal Injury (with employment and contractual exclusions deleted) and Broad Form Property Damage Coverage;

(4) Independent Contractors; and

(5) Delete Exclusions relative to Collapse, Explosion and Underground Property Damage Hazards.

(c) Miscellaneous

(i) Any insured loss or claim of loss pursuant to this Section 6 shall be adjusted by Landlord and Tenant, and any settlement payments shall be made payable to Landlord as trustee for the insureds, as their interests may appear, subject to the requirements of any applicable mortgagee clause. Upon the occurrence of an insured loss or claim of loss, monies received will be held by Landlord who shall make distributions in accordance with an agreement to be reached in such event between Landlord and Tenant. If the parties are unable to agree between themselves on the settlement of the loss, such dispute shall be submitted to a court of competent jurisdiction to determine ownership of the disputed amounts, but the Work shall nevertheless progress during any such period of dispute without prejudice to the rights of any party to the dispute.

(ii) Landlord shall not insure or be responsible for any loss or damage to property of any property owned, rented or leased by General Contractor, Subcontractors, or their employees, servants or agents except to the extent caused by the negligent acts of Landlord or its agents or employees.

(iii) With respect to General Contractor’s operations, Tenant shall cause General Contractor to purchase, maintain and pay for an all-risk contractor’s equipment September 29, 1997 floater on all machinery, tools, equipment and other similar property in an amount at least equal to their fair market value and any deductible shall be for the account of General Contractor. This insurance coverage shall be the sole and complete means of recovery for any loss covered by such insurance.

(d) Subcontractors Insurance. Tenant shall cause General Contractor to require each of its Subcontractors to comply with subsection (b) above. Tenant shall cause General Contractor to cause each of the Subcontractors to deliver to Landlord certificates of insurance evidencing the foregoing coverages prior to commencement of their respective Work and, in the event Tenant fails to cause General Contractor to cause each Subcontractor to deliver to Landlord the required certificates of insurance from such Subcontractors and a claim is made or suffered, Tenant shall indemnify, defend and hold harmless, the Building manager, Landlord, Landlord’s partners, the parent companies and affiliates of Landlord, and the shareholders, officers and directors of Landlord, and employees and agents of any of the above mentioned parties (collectively, the “Indemnified Parties”) from any and all claims for which the required insurance would have provided coverage. This indemnity obligation is in addition to any other indemnity obligation provided herein.

(e) Certificates of Insurance. All certificates of insurance required to be delivered to Landlord as set forth herein from General Contractor or any Subcontractor shall name Landlord as an additional insured as its interest may appear.

(f) Commencement of Work. Tenant shall not commence construction of the Work until Landlord has approved the Space Plan, Working Drawings and insurance certificates and all necessary building permits and approvals for the Work have been obtained by Tenant to the reasonable satisfaction of Landlord.

(g) Compliance with Laws. All Work shall comply with all applicable federal, state and local statutes, ordinances, regulations, codes, requirements and standards, including without limitation, the City of Chicago Building Code.

(h) Tenant’s As Built Drawings. Within thirty (30) days after all of the Work has been completed, Tenant shall deliver to Landlord the final Working Drawings with any changes, additions or deletions that occurred during construction so noted on the Drawings.

7. Indemnification. To the fullest extent permitted by law, Tenant shall indemnify and hold harmless the Indemnified Parties, except to the extent of their negligence, from and against any and all loss, cost expense, damage, injury, liability, claim, demand, penalty or cause of action (including reasonable attorneys’ fees and court costs), directly or indirectly arising out of, resulting from or related to (in whole or in part), (a) the Work, (b) this Appendix C, (c) any mechanics’ liens which may be placed against the Building as a result of the Work, and (d) any act or omission of Tenant, General Contractor, any Subcontractor or any individual, partnership, joint venture or corporation (i) directly or indirectly employed by General Contractor or a Subcontractor or (ii) for whose acts or omissions General Contractor or any Subcontractor may be liable. Tenant shall promptly advise Landlord in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply and Tenant, at Tenants expense, shall assume on behalf of Landlord and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to Landlord; provided, that Landlord shall have the right to be represented therein by advisory counsel of its own selection and at its own expense. The obligations of this Section 7 shall survive final completion of the Work.

8. Landlord’s Supervision. Landlord may periodically inspect the Work to determine its compliance with the Working Drawings. Tenant shall provide access to the Work to Landlord at such times as Landlord may reasonably request to permit Landlord’s inspection of the construction of the Work.

9. Miscellaneous.

(a) This Appendix C shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the original term of the Lease, unless expressly so provided in the Lease or any amendment or supplement thereto.

(b) Tenant’s failure to pay any amounts owed by Tenant hereunder when due or Tenant’s failure to perform its obligations hereunder shall also constitute a default under the Lease, and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder for failure by Tenant to perform its obligations thereunder. Notices under this Appendix C shall be given in the same manner as under the Lease.

APPENDIX D

MORTGAGES AND GROUND LEASES CURRENTLY AFFECTING THE PROJECT

None.

D-1

APPENDIX E

JANITORIAL SERVICE

A.	TENANT AREAS

Dust sweep hard surfaced flooring nightly.

Vacuum carpeted areas and rugs in traffic areas nightly.

Empty and clean wastepaper baskets and waste receptacles, etc., nightly; damp wipe as necessary.

Remove waste paper and waste materials to a designated area nightly.

Dust and wipe clean desk equipment, window sills, desk tops, chairs, filing cabinets, tables, bookcases, shelves, ledges and any other furniture or fixtures within reach throughout the Premises. Remove spots, stains, etc., from glass furniture tops nightly throughout the Premises.

Dust baseboards, chair rails, trim louvers, moldings and other “low-dust” areas nightly.

Spot clean to remove dirt, fingermarks, smudges, etc., from doors, door frames, switch plates, light switches, wall and glass areas adjacent to doors, push plates, handles, railings, etc., nightly.

Clean and sanitize drinking fountains and water coolers nightly.

Clean glass doors and entryway sidelites in entrances to tenant suites nightly.

Completely vacuum carpeted areas and rugs wall to wall once per week.

Damp mop hard surface flooring to remove spills, stains, heel marks, etc., once per week, or more often, if necessary.

Spot clean interior partition glass to remove fingermarks, smudges, etc., once per week.

Wipe clean and sanitize all telephones with germicidal detergent once per week.

Wipe clean and rub down interior building metal (except window mullions) once per week.

Wash and spray-buff resilient tile flooring once per month.

Brush and/or vacuum upholstered furniture once every three months.

Do high dusting which includes the following once every three months.

Dust pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

Dust exterior of lighting fixtures, overhead pipes, sprinklers, etc.

Dust partitions, ventilating louvers and vents, anemostats, walls, trim, etc., not reached in nightly cleaning.

Dust tops of cabinets, files, etc., not reached in nightly cleaning.

Dust Venetian blinds and window and door frames; vacuum draperies.

Machine strip and refinish and buff all resilient tile flooring once every three months.

Wash and clean baseboards during floor refinishing operations. Special care to be taken to insure chrome legs of metal furniture are wiped clean after each floor refinishing once every three months.

Completely clean interior partition glass using approved glass cleaning methods and materials once every four months.

Provide waste basket liners and change the same, as needed.

All references in this APPENDIX E to “nightly” services include Monday through Friday evenings, excluding holidays.

B.	ELEVATOR LOBBIES AND PUBLIC CORRIDORS

Dust sweep hard surfaced flooring nightly.

Vacuum and spot clean carpeting nightly.

Empty and clear waste receptacles, ash trays, etc., empty and clean cigarette urns and replace sand or water as needed nightly.

Dust baseboards, trim, louvers, pictures, charts, graphs, doors, etc., within reach nightly.

Remove dirt, fingermarks, smudges, etc., from doors, doorframes, walls, switch plates, light switches. glass, pushplates, handles, railings, moldings, trim, etc., nightly.

Spray-buff tile/terrazzo flooring once per week.

Power pile lift carpeting once per month.

Machine strip and refinish resilient tile/terrazzo flooring once every two months.

Do high dusting once every two months.

Bonnett clean carpeting once every three months, but only if specified by the carpet manufacturer.

Shampoo carpeting using extraction method once every six months, but only if specified by the carpet manufacturer.

C.	MAIN ENTRANCE LOBBY AND SECONDARY ENTRANCES

Dust sweep and wash hard surfaced flooring nightly.

Spray-buff granite, terazzo and similar flooring nightly.

If floor mats have been used during the day, they shall be cleaned nightly.

Vacuum and spot clean carpeting nightly.

Clean cigarette urns and replace sand or water as needed nightly.

Dust baseboards, trim, louvers, moldings, pictures, charts, planters, furnishing, guard stations and all other fixtures nightly.

Clean and rub down building directory, mail depository and all other decorative metal nightly.

Completely clean all entrance door glass and entryway glass sidelites; clean glass in building directory nightly.

Empty and clean all waste receptacles and remove waste material to designated area in the building nightly.

Dust walls up to twelve feet and keep free from fingermarks and smudges nightly.

Machine strip and refinish granite, terrazzo and similar flooring using non-staining, non-slip, high solid, buffable floor finish once every two weeks.

Do high dusting once per month.

Clean lights, globes and fixtures once per month.

D.	ELEVATORS

Floors in elevator cabs shall be properly maintained. If carpeted, vacuum and spot clean; if hard surfaced, sweep and wash nightly.

Clean and polish doors, inside and outside nightly.

Clean elevator saddles, door tracks, etc., keeping them free from dirt and debris; polish regularly as needed nightly.

Hand clean and polish baseboards, trim, railings, etc., nightly.

Keep walls, panels, etc., clean and free from fingermarks and smudges; polish as needed using appropriate wood or metal polish nightly.

Clean carpeting either by rotary shampoo or hot water extraction method as necessary, but not less frequently than once per month.

Clean light fixtures and ceiling grilles once per month.

E.	STAIRWAYS

Police stairs and landings to remove all trash and debris nightly.

Completely sweep stairs and landings; spot damp mop as necessary once per week.

Dust handrails, stringers, newels and risers, etc., once per week.

Wash stairs and landings once per month.

Do high dusting in stairwells once every three months.

F.	LAVATORIES

Sweep and wash flooring with approved germicidal detergent solution, using spray tank method nightly.

Wash and polish mirrors, powder shelves, bright work, etc., including flushometers, piping and toilet seat hinges nightly.

Wash both sides of toilet seats, wash basins, bowls and urinals with approved germicidal detergent solution nightly.

Dust and wipe clean partitions, tile walls, dispensers, doors, receptacles, etc., with special attention to areas behind sinks and around urinals, etc., nightly. Remove graffiti nightly.

Fill toilet tissue, soap, towel and sanitary napkin dispensers to full capacity with supplies as furnished by owner.

Empty and clean towel and sanitary disposal receptacles and remove waste material and refuse to a designated area at least nightly and more often, if necessary.

Machine scrub flooring with approved germicidal detergent solutions necessary, but not less frequently than once per month.

Wash partitions, tile walls and enamel painted surfaces with approved germicidal detergent solution once per month.

Do high dusting and clean lighting fixtures once per month.

Remove hard water deposits from vitreous fixtures using bowl cleaner as necessary.

G.	BUILDING SERVICE AREAS

Keep service corridors and passageways clean; wet mop as needed nightly.

Keep locker rooms, service closets, janitory closets, etc., in neat and clean condition nightly.

Sweep dock and receiving area and remove all trash and debris nightly.

Wash flooring in dock and receiving area once per week.

Machine scrub or pressure wash dock and receiving area once per month.

H.	MISCELLANEOUS

Sweep and/or hose exterior sidewalks at entrances nightly, weather permitting.

Scrub plaza once per week.

Sweep and mop mechanical areas once per month.